Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Statements” and “Experts” in the Statement of Additional Information, and to the use of our reports: (1) dated April 12, 2007, with respect to the financial statements of Modern Woodmen of America Variable Account, and (2) dated April 13, 2007, with respect to the financial statements and schedules of Modern Woodmen of America, in Post-Effective Amendment No. 9 to the Registration Statement (Form N-6, No. 333-69446) under the Securities Act of 1933 and Amendment No. 9 to the Registration Statement (Form N-6, No. 811-10497) under the Investment Company Act of 1940 and related Prospectus of Modern Woodmen of America Variable Account dated May 1, 2007.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 24, 2007